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     EXHIBIT 99.1

                         COMERICA REPORTS 1996 EARNINGS

     DETROIT/January 22, 1997 -- Comerica Incorporated (NYSE: CMA) today reported 1996 earnings per share of $3.55, compared to $3.54 in 1995. Net income was $417 million, up one percent from $413 million for 1995. Return on common equity was 15.98 percent and return on assets was 1.22 percent, compared to 16.46 percent and 1.21 percent, respectively, for 1995. Included in 1996 results was a fourth quarter pre-tax charge of $90 million associated with a comprehensive restructuring to improve customer service, increase efficiency, enhance revenue and provide funding for future growth, called Phase III of Direction 2000. Excluding this charge, net income for the year would have been $477 million, or $4.08 per share. Return on common equity and return on assets for the year would have been 18.33 percent and 1.40 percent, respectively.

     Net income for the fourth quarter of 1996 was $61 million or $0.52 per share, compared to $107 million or $0.92 for the same period in 1995, decreases of 43 percent. Return on common equity was 9.42 percent and return on assets was 0.72 percent, compared to 16.49 percent and 1.23 percent, respectively, for the fourth quarter of 1995. Excluding the restructuring charge, net income and earnings per share would have been $121 million and $1.06, respectively. Return on common equity would have been 19.41 percent and return on assets would have been 1.44 percent.

     "We are pleased with our financial performance, particularly in the fourth quarter, as we systematically reconsidered everything we do at Comerica in order to identify ways to improve customer service and increase efficiency," said Eugene A. Miller, chairman and chief executive officer. "We completed an intensive review of our operations without sacrificing revenue momentum or our commitment to high asset quality. As a result, we believe we have created a solid foundation for future success."

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     COMERICA REPORTS 1996 EARNINGS - 2

     Net interest income for the fourth quarter of 1996 was up 4 percent compared to the similar period in 1995, as a result of loan growth and an increase in the net interest margin. Average loans, excluding the sale of the Corporation's Illinois subsidiary, increased $2.3 billion, or 10 percent, over last year's fourth quarter. The increase in net interest margin, from 4.31 percent for the comparable quarter of 1995 to 4.61 percent for the fourth quarter of 1996, was due primarily to a favorable change in the mix of earning assets -- growth in higher yielding loans and a decline in lower return investment securities.

     Noninterest income was $132 million for the fourth quarter of 1996, compared to $141 million for the same quarter last year. This decrease was principally due to the sale of the Corporation's customhouse brokerage subsidiary in the second quarter of this year. Customhouse broker fees contributed nearly $9 million to fourth quarter 1995 noninterest income.

     Noninterest expenses were $356 million for the fourth quarter of 1996, compared to $288 million for the same period last year. The $90 million restructuring charge included in noninterest expenses for the fourth quarter of 1996 includes $48 million for termination benefits, $21 million for occupancy and equipment charges and $21 million for other expenses. Fourth quarter expenses for 1996 also include an $18 million charge related to increased estimates of projected losses over the remaining loss sharing period on a bankcard portfolio the Corporation sold at the end of 1995.

     The provision for loan losses was $32 million in the fourth quarter of 1996, a decrease of $1 million compared to the same period in 1995. Net charge-offs for the quarter were $22 million or 0.35 percent of average total loans, compared with $36 million or 0.59 percent in the fourth quarter of 1995. Nonperforming assets were $140 million or 0.53 percent of loans and other real estate at December 31, 1996, compared to $163 million or 0.67 percent at December 31, 1995.

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     COMERICA REPORTS 1996 EARNINGS - 3

     At December 31, 1996, assets totaled $34 billion, compared with $35 billion one year earlier, and common shareholders' equity was $2.4 billion, compared to $2.6 billion in 1995. During 1996, 13 million shares were repurchased under existing share repurchase authorizations compared to 4.3 million in 1995. Total loans at year-end were $26 billion, compared to $24 billion a year earlier, and year-end deposits were $22 billion, compared to $23 billion at December 31, 1995.

     Comerica Incorporated is a bank holding company headquartered in Detroit that operates banking subsidiaries in Michigan, California, Texas and Florida.

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     MEDIA CONTACTS:                                        INVESTOR CONTACT:

     Sharon R. McMurray                                     Allison T. McFerren
     (313) 222-4881                                         (313) 222-6317

     Wayne J. Mielke
     (313) 222-4732